Exhibit 99.1

For Immediate Release:

Contact:	Stephen Kuchen

732-739-2900, x603
skuchen@pacifichealthlabs.com

PACIFICHEALTH LABORATORIES REPORTS
SECOND QUARTER 2008 RESULTS; REVENUES INCREASE 15%

MATAWAN, NJ, July 31, 2008 - - PacificHealth Laboratories, Inc. (OTCBB: PHLI), a nutrition technology company, today reported results for the second quarter 2008.  Revenues increased 15% to $2,370,429 compared to $2,069,889 for the same period in 2007. For the quarter ended June 30, 2008, the Company recorded a net loss of ($146,608), or ($0.01) per share compared to a net loss of ($127,276), or ($0.01) per share, for the same period in 2007. During the three-month period ended June 30, 2008, S, G, & A expenses included increased salary expenses of approximately $172,000 as compared to the same period in 2007 that was anticipated as part of our additions to senior management. Included in the net losses detailed above are non-cash equity instrument-based (options) expense of $92,410 and $64,023, respectively, for the periods ending June 30, 2008 and 2007. Excluding these non-cash items results in net losses of ($54,198) and ($63,253) (non-GAAP measure), respectively, for the quarters ending June 30, 2008 and 2007.

Jason Ash, President and Chief Operating Officer of PacificHealth Laboratories said, “At the beginning of the year, we said we’d focus on continued base business growth and increased efficiency. Clearly we have made considerable ground against these objectives despite the high hurdle set by last year and today’s economic climate. Achieving 15% revenue growth for the second quarter, moving our gross profit margin from 37.3% to 45.0% for the half year, and ongoing working capital improvements is clear evidence that we are executing what we set out to achieve.”

For the six months ended June 30, 2008, revenues were $4,089,804 compared to $3,888,783 for the same period in 2007. For the six months ended June 30, 2008, the Company recorded a net loss of ($418,013), or ($0.03) per share compared to a net loss of ($351,692), or ($0.03) per share, for the same period in 2007. During the six-month period ended June 30, 2008, S, G, & A expenses included increased salary expenses of approximately $345,000 as compared to the same period in 2007 that was anticipated as part of our additions to senior management. Included in the net losses detailed above are non-cash equity instrument-based (options) expense of $201,672 and $124,867, respectively, for the six months ending June 30, 2008 and 2007. Excluding these non-cash items results in net losses of ($216,341) and ($226,825) (non-GAAP measure), respectively, for the six month periods ending June 30, 2008 and 2007.

Mr. Ash concluded, “We have maintained the strength of our balance sheet and we are protecting our cash. Our continued efficiency drive on the base business will put us in a good position to leverage our key customer and intellectual property assets in 2009 and we are planning some significant innovation.”

About the Company:

PacificHealth Laboratories, Inc. (PHLI.OB), a leading nutrition technology company, has been a pioneer in discovering, developing and commercializing patented, protein-based nutritional products that stimulate specific peptides involved in appetite regulation and that activate biochemical pathways involved in muscle performance and growth. PHLI’s principle areas of focus include weight loss, management of Type 2 diabetes and sports performance. To learn more, visit www.pacifichealthlabs.com.

Notice: This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements".  These statements can be identified by introductory words such as "expects", "plans", "will", "estimates", "forecasts", "projects" or words of similar meaning and by the fact they do not relate strictly to historical or current facts.  Forward-looking statements frequently are used in discussing new products and their potential.  Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not.  No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

SELECTED FINANCIAL DATA:

PACIFICHEALTH LABORATORIES, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007
(UNAUDITED)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007

Revenues:
Net product sales	$2,370,429	$2,069,889	$4,089,804	$3,888,783

Cost of goods sold	1,315,887	1,304,359	2,248,682	2,437,246

Gross profit	1,054,542	765,530	1,841,122	1,451,537

Selling, general and administrative expenses	1,101,690	830,663	2,112,134	1,679,829
Research and development expenses	77,597	51,793	109,508	127,163
Depreciation expense	33,243	24,519	67,339	40,331
	1,212,530	906,975	2,288,981	1,847,323

Net operating loss	(157,988)	(141,445)	(447,859)	(395,786)

Other income (expense):
Other income	163	-	1,296	10,000
Interest income	11,683	15,395	29,147	35,931
Interest expense	(466)	(1,226)	(597)	(1,837)
	11,380	14,169	29,846	44,094

Loss before income taxes	(146,608)	(127,276)	(418,013)	(351,692)

Provision for income taxes	-	-	-	-

Net loss	$(146,608)	$(127,276)	$(418,013)	$(351,692)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.03)	$(0.03)

Weighted average common shares - basic and diluted	13,501,426	13,319,685	13,501,426	13,152,745

- more -

PACIFICHEALTH LABORATORIES, INC.
BALANCE SHEETS

ASSETS
	June 30,	December 31,
	2008	2007
	(Unaudited)
Current assets:
Cash and cash equivalents	$535,687	$1,712,713
Other short-term investments	875,000	-
Accounts receivable, net	1,379,141	709,623
Inventories	1,667,970	2,010,446
Prepaid expenses	154,206	111,672
Total current assets	4,612,004	4,544,454

Property and equipment, net	225,913	185,007

Deposits	10,895	10,895

Total assets	$4,848,812	$4,740,356

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable	$48,092	$16,205
Accounts payable and accrued expenses	895,435	472,475
Deferred revenue	429,826	559,876
Total current liabilities	1,373,353	1,048,556

Stockholders' equity:
Common stock, $.0025 par value; authorized
50,000,000 shares; issued and outstanding:
13,501,426 shares at June 30, 2008 and
13,501,426 shares at December 31, 2007	33,754	33,754
Additional paid-in-capital	19,076,281	18,874,609
Accumulated deficit	(15,634,576)	(15,216,563)

	3,475,459	3,691,800

Total liabilities and stockholders' equity	$4,848,812	$4,740,356

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